Exhibit (a)(5)(i)

ITEX Commences Tender Offer to Purchase its Common Stock

Up to 750,000 Shares at $4.00 per Share

Bellevue, WA – March 16, 2015 – ITEX Corporation (OTC Marketplace: ITEX), The Membership Trading Community®, a leading marketplace for cashless business transactions in North America, announced today that it has commenced a partial tender offer to purchase up to 750,000 shares of its common stock, at a price of $4.00 per share.

The maximum number of shares proposed to be purchased in the tender offer represents approximately 26.1% of ITEX’s currently outstanding common shares (including shares of unvested restricted stock). On March 13, 2015, the last trading day prior to the commencement of the tender offer, the last sale price of ITEX’s shares reported on the OTC Marketplace was $2.71 per share.

The tender offer will expire on April 15, 2015 at midnight (one minute after 11:59 p.m.), New York City time, unless extended. Tenders of shares of ITEX’s common stock must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased. The tender offer will be financed entirely with cash on hand. ITEX reserves the right, in its sole discretion, to purchase in the tender offer, subject to applicable law, an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer.

Questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to Corporate Communications at ITEX Corporation at 800-277-9722, extension 4003. OTR, Inc. is the Depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered stockholders and will also be made available for distribution to beneficial owners of ITEX’s common stock.

None of ITEX, its Board of Directors, or the Depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering any shares. Stockholders and investors should read carefully the Offer to Purchase, Letter of Transmittal and related materials, should consult with their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell shares of ITEX’s common stock. The tender offer is being made pursuant to the Offer to Purchase, Letter of Transmittal and related materials that ITEX will be distributing to its stockholders and filing with the Securities and Exchange Commission.

About ITEX

ITEX, The Membership Trading Community®, is a leading marketplace for cashless business transactions. Our business services and virtual currency payment system allows member businesses to transfer value to acquire products and services without exchanging cash. We generate revenue by charging members percentage-based transaction fees and association fees. ITEX is headquartered in Bellevue, WA. We routinely post important information on the investor relations portion of our website. For more information, please visit www.itex.com.

Contact: Rob Benson, ITEX Corporation

425.463.4003 or rob.benson@itex.com

This press release contains forward-looking statements that are other than statements of historical fact, including those regarding: the expected timing of the tender offer described in this press release. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding changes in economic, political or regulatory conditions or other trends affecting our industry; the tender offer being subject to certain conditions set forth in the Offer to Purchase; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, which are available at www.sec.gov. Except as required by applicable law or regulation, ITEX undertakes no duty to update or revise any forward-looking statements.